Exhibit 10.2

Trio Petroleum Corp

23823 Malibu Road, Suite 304

Malibu, CA 90265

April 20, 2026

Heavy Sweet Oil LLC

2511 S Redwood Dr, Suite 16

Woods Cross, UT 84087

Re:	Extension to the Letter of Intent

Dear Mr. Byle,

Reference is made to that certain letter of intent (this “LOI”) dated May 15, 2025, by and between Trio Petroleum Corp (“Trio”) and Heavy Sweet Oil LLC (“HSO”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the LOI.

As described in Section 1 of the LOI, unless otherwise waived, in writing, by Trio, Trio’s obligation to enter into the Definitive Agreement shall be subject to delivery of evidence of the Well Production Rate by the Production Rate Period, and if such Well Production Rate was not achieved on or before the Production Rate Period, the LOI would expire, unless extended by Trio in writing.

The Parties acknowledge and agree that as of the date hereof, the Well Production Rate has not yet been achieved, and the Parties do not anticipate the Well Production Rate to be achieved by or before the Production Rate Period.

Pursuant to this extension (the “Extension”) to the LOI, Trio hereby extends the term of the Production Rate Period until May 15, 2028, which may be further extended by Trio, in writing, at or before such time.

All other provisions of the LOI shall remain unchanged and shall continue in full force and effect. If the foregoing correctly sets forth our agreement, please execute the enclosed copy of this Extension in the space provided and return it to us.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Extension to the LOI as of the date first written above.

Very truly yours,

Trio Petroleum Corp

By:	/s/ Robin Ross
Name:	Robin Ross
Title:	Chief Executive Officer

Agreed to and accepted:

Heavy Sweet Oil LLC

By:	/s/ Steven Byle
Name:	Steven Byle
Title:	Chief Executive Officer